Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED
DECEMBER 31, 2003

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, March 6, 2004

     Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2003 amounted to $9,089,000 compared with $8,256,000 for the fourth quarter of 2002. Consolidated net income for the year ended December 31, 2003 was $74,711,000 compared with $52,718,000 for 2002. The figure for the calendar year 2003 included $34,753,000 of realized investment gains. No investment gains or losses were realized in the fourth quarter of 2003 or in the 2002 periods.

     The realized investment gains had only a minor impact on Wesco’s shareholders’ equity, because Wesco’s investments are carried at market value and most of the gains had already been reflected in the unrealized appreciation component of shareholders’ equity in prior accounting periods.

     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended December 31,		Year Ended December 31,

	2003	2002	2003	2002

Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting	$3,726	$1,224	$15,711	$3,829
Investment income	6,316	8,967	30,925	45,642
CORT furniture rental business	(1,001)	(2,131)	(6,257)	2,442
Precision Steel businesses	(100)	48	(860)	250
Other	148	148	439	555

	9,089	8,256	39,958	52,718
Realized investment gains	—	—	34,753	—

Consolidated net income	$9,089	$8,256	$74,711	$52,718

Per share	$1.28	$1.16	$10.49	$7.40

     Wesco’s Form 10-K for the year ended December 31, 2003 is expected to be filed electronically with the Securities and Exchange Commission on March 15, 2004, and we invite shareholders and the financial media to access it through the SEC’s website (www.sec.gov). The Form 10-K will contain complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information. The Form 10-K, as well as the 2003 letter to shareholders from Charles T. Munger, Wesco’s chairman, may be accessed, when available, through Wesco’s website, www.wescofinancial.com.

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